Exhibit 10.2

Relocation Assistance Agreement

The Company agrees to provide Chris Fraser (“Executive”) with a $25,000 lump sum payment to be used as Executive sees fit for relocation expenses. Payment will be made when Executive indicates he has begun his relocation in earnest.

In consideration of the relocation assistance provided by the Company, I, the Executive, agree to the terms set forth below.

Repayment Terms

If I do not establish primary residence within a reasonable commuting distance of the CPS facility in a timely fashion (to be mutually agreed upon with the CEO of CPS), I will repay the Company the total gross amount that it provided as relocation assistance.

If my employment is terminated within twelve (12) months of my start date due to my voluntary resignation or termination by the Company for "Cause" (as defined below), I will repay the Company the total gross amount that it provided as relocation assistance.

Beginning with the date of the lump sum payment, each subsequent completed month of my employment with the Company reduces my repayment obligation by 1/12th.

“Cause” means (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a condition that with the passing of time would be a Disability) of Executive’s duties and responsibilities which breach is not remedied within three (3) business days after receipt of written notice from the Board specifying such breach; (ii) the indictment and conviction of, or pleading of guilty or nolo contendere by, Executive to a felony; or (iii) willful misconduct in connection with Executive’s employment.

Repayment Process
I authorize the Company to deduct any owed amounts from my final paycheck, to the extent permitted by law. I agree to pay the Company any remaining balance within 30 days of my separation date.

Exclusion
The repayment obligation of this agreement does not apply if my employment is terminated by the Company without cause, such as due to layoff or restructuring.

I agree to the terms of this Relocation Assistance Agreement. By signing below, I acknowledge I have read and understand this agreement and have had the opportunity to consult with an advisor.

/s/ Chris Fraser                                             April 19, 2026

Executive Signature                                             Date